Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2020

Keene, N.H.  July 31, 2020  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.11 per unit for the third quarter of fiscal 2020, payable on August 26, 2020 to holders of record on August 14, 2020. Natural gas sold during the second calendar quarter of 2020 is the primary source of royalty income on which the August 2020 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.11 per unit is 50%, or $0.11 per unit, lower than the distribution of $0.22 per unit for the third quarter of fiscal 2019. The Trustees have retained funds to cover anticipated expenses and the reduction in sales that will result from the announced five-week shutdown of Grossenkneten. Additional details will be available in the earnings press release scheduled for publication on or about August 14, 2020.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the second calendar quarters of 2020 and 2019. We believe the reduction in gas sales and gas prices resulted from the decline in demand due to COVID-19 and the glut of gas in the European market. Further details will be included in the Trust's 10-Q available through the SEC or on the Trust's website, www.neort.com, on or about August 28, 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	2nd Calendar Quarter Ended 6/30/2020	2nd Calendar Quarter Ended 6/30/2019	Percentage Change
Gas Sales (Bcf) [1]	4.565	4.902	- 6.87%
Gas Prices[2] (Ecents/Kwh)[3]	1.2326	1.8620	-33.80%
Average Exchange Rates[4]	1.1143	1.1202	- 0.53%
Gas Royalties	$718,425	$1,174,573	-38.84%
OEG Agreement
Gas Sales (Bcf)	13.948	16.320	-14.53%
Gas Prices (Ecents/Kwh)	1.2570	1.8988	-33.80%
Average Exchange Rates	1.1141	1.1187	- 0.41%
Gas Royalties	$236,432	$514,474	-54.04%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from February-April period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The table below shows an estimate of the amount of royalties anticipated to be received in the fourth quarter of fiscal 2020 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2020. Amounts in dollars are based on the current exchange rate of 1.162301. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The August and September estimates below include a negative adjustment from the prior quarter of Euros 375,112. Distributions are based on royalty income received less incurred and anticipated expenses.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
August	Euros 0	$0	$0.0000
September	Euros 217,776	$253,121	$0.0275
October	Euros 296,444	$344,557	$0.0375

The cumulative 12-month distribution, which includes the August 2020 distribution and the three prior quarterly distributions, is $0.46 per unit. This 12-month cumulative distribution is 43.21%, or $0.35 per unit, lower than the prior 12-month distribution of $0.81 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

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